EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-182835) on Form S-8 of Circle Star Energy Corporation of our report dated August 13, 2012, relating to our audit of the financial statements, which appear in this Annual Report on Form 10-K of Circle Star Energy Corporation for the year ended April 30, 2012.  Our report dated August 13, 2012, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Hein & Associates LLP
Dallas, Texas
August 13, 2012